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                                                                    Exhibit 23.1


               Consent of Ernst & Young LLP, Independent Auditors



We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Advanced Tissue Sciences, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 6, 1995, except for Note 13 as to which the date is March 13, 1995, with respect to the consolidated financial statements of Advanced Tissue Sciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.


                                                               ERNST & YOUNG LLP


San Diego, California
September 18, 1995